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                          NEWMARK HOMES CORP. TO OFFER
           $350 MILLION IN SENIOR NOTES AND SENIOR SUBORDINATED NOTES

FOR IMMEDIATE RELEASE:   June 4, 2002

         Sugar Land, Texas - Newmark Homes Corp. (Nasdaq: NHCH) today announced that, subject to market and other conditions and concurrently with the closing of its proposed merger with Engle Holdings Corp., it intends to offer approximately $200 million of senior notes due 2010 and $150 million of senior subordinated notes due 2012. The Company expects to use the net proceeds of the offering, along with cash on hand, to (i) repay its outstanding indebtedness and Engle's outstanding indebtedness; (ii) repay a $72.0 million obligation of Technical Olympic, Inc., Newmark and Engle's parent, incurred in connection with Technical Olympic's acquisition of Engle in November 2000; (iii) defease or discharge Engle's 9 1/4% Senior Notes due 2008; and (iv) pay expenses of the offering of the notes. The Company will change its name to Technical Olympic USA, Inc. in connection with, and upon completion of, the proposed merger.

         The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

About Newmark Homes Corp.:

         Newmark Homes Corp. designs, builds, and sells single-family homes, town-homes and patio homes in five markets in Texas and Tennessee. At March 31, 2002, Newmark operated in 57 communities in its markets and had 468 homes under construction. Newmark is also engaged in residential land acquisition and lot development and at March 31, 2002, Newmark owned, or had under option contracts, 2,467 lots available for future home building.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties including, but not limited to: increases in interest rates; business conditions; growth in the home-building industry; investment real estate; the economy in general; competitive factors; the cost of building materials; and the risk factors detailed in the Company's Registration Statement on Form S-1 (SEC File No. 333-4221), and all other factors set forth in the Company's most recent Form 10-K and Form 10-Q.